NETSOL Announces Stock Repurchase Program

CALABASAS, Calif., Nov. 16, 2016 – NETSOL Technologies, Inc. (Nasdaq: NTWK) (“NETSOL” or the “Company”), a global business services and enterprise application solutions provider to the Asset Finance and Leasing industry, today announced that its Board of Directors has approved a stock repurchase program that authorizes repurchases of up to 500,000 shares of its common stock over the next six months.

“Our decision to initiate this share repurchase program reflects our confidence in our long-term growth prospects and our commitment to enhancing total shareholder value,” said Najeeb Ghauri, CEO of NETSOL. “Our strong balance sheet and financial flexibility enable us to return capital to shareholders while continuing to make long-term, growth-oriented investments.”

Under the stock repurchase program, the Company may repurchase its common stock in the open market from time to time, in amounts, at prices, and at such times as the Company deems appropriate, subject to market conditions and federal and state laws governing such transactions. NETSOL expects to fund the repurchase with its existing cash balance including cash generated from operations.

About NETSOL Technologies

NETSOL Technologies, Inc. (Nasdaq:NTWK) is a worldwide provider of IT and enterprise software solutions primarily serving the global leasing and financing industry. The Company’s suite of applications are backed by 40 years of domain expertise and supported by a committed team of 1,500+ professionals placed in eight strategically located support and delivery centers throughout the world. NFSTM, LeasePakTM, LeaseSoft or NFS AscentTM – help companies transform their Finance and Leasing operations, providing a fully automated asset-based finance solution covering the complete leasing and finance lifecycle.

Forward-Looking Statements

This press release may contain forward-looking statements relating to the development of the Company’s products and services and future operation results, including statements regarding the Company that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words “expects,” “anticipates,” variations of such words, and similar expressions, identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Factors that could affect the Company’s actual results include the progress and costs of the development of products and services and the timing of the market acceptance. The subject Companies expressly disclaim any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based.

Investor Contact

ICR

William Maina

(646) 277-1236

investors@netsoltech.com